Exhibit 10.2

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this “Assignment”) is entered into as of December 19, 2012 by and among Huskies Acquisition LLC, a Delaware limited liability company (“Assignor”), Blackstone Holdings III L.P., a Delaware limited partnership (“Assignee”) and Capital Trust, Inc., a Maryland corporation (the “Seller”). All capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

RECITALS:

WHEREAS, Assignee is an Affiliate of Assignor;

WHEREAS, Assignor has entered into that certain Purchase and Sale Agreement (the “Purchase Agreement”), dated as of September 27, 2012 with the Seller, pursuant to which, among other things, the Seller has agreed to sell to the Assignor:(i) 100% of the issued and outstanding limited liability company interests in CT OPI Investor, LLC, a Delaware limited liability company (the “CTOPI Co-Invest Interests”), (ii) 100% of the issued and outstanding limited liability company interests in CT High Grade Partners II Co-Invest, LLC, a Delaware limited liability company (the “CTHG2 Co-Invest Interests”), and (iii) 5,000,000 shares of class A common stock, par value $0.01 per share, of the Seller (the “New CT Shares” and, together with the CTOPI Co-Invest Interests and the CTHG2 Co-Invest Interests, the “Assigned Interests”);

WHEREAS, pursuant to and in accordance with Section 12.5 of the Purchase Agreement, the Assignor desires to assign, transfer and convey the right to purchase the Assigned Interests to Assignee and the corresponding rights, obligations and liabilities under the Purchase Agreement related to such purchase and Assignee desires to accept such assignment, transfer and conveyance;

WHEREAS, the Purchase Agreement contemplates that prior to the Closing, the Seller will assign, transfer and convey Sixty-Seven (67) shares of Class A Preferred Stock, par value $.0001 per share (“CTLR Preferred Stock”) of CT Legacy REIT Mezz Borrower, Inc., a Maryland corporation to CT Investment Management Co., LLC, a Delaware limited liability company (“CTIMCO”);

WHEREAS, at the time the Purchase Agreement was entered into Thirty-Three (33) shares of CTLR Preferred Stock were held of record by CTIMCO;

WHEREAS, prior to the date of this Assignment, the Thirty-Three (33) shares of CTLR Preferred Stock held by CTIMCO were transferred to the Seller, resulting in seller holding One Hundred (100) shares of CTLR Preferred Stock as of the date of this Assignment; and

WHEREAS, in lieu of transferring the Sixty-Seven (67) shares of CTLR Preferred Stock to CTIMCO, Assignor and the Seller desire that all One Hundred (100) shares of CTLR Preferred Stock be transferred from Seller to Assignee upon the Closing.

REPRESENTATION AND AGREEMENTS:

NOW, THEREFORE, in consideration of the representation and agreements herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Assignment of Assigned Interests. Assignor hereby assigns, transfers and conveys to Assignee the right to purchase the Assigned Interests and the corresponding rights pursuant to the Purchase Agreement effective as of the date hereof.

2. Assumption. Assignee hereby accepts the foregoing assignment, transfer and conveyance and assumes and agrees to perform all of the duties and obligations of Assignor under the Purchase Agreement, in accordance with the terms thereof, applicable to or otherwise allocated to or with respect to the Assigned Interests.

3. No Release. The assignment and assumption set forth in Sections 1 and 2 of this Assignment, respectively, shall not release Assignor from the obligation of Assignor to perform in accordance with the terms of the Purchase Agreement. Assignor acknowledges that, notwithstanding such assignment and assumption, Assignor shall remain primarily obligated under the Purchase Agreement.

4. Representation of Ownership of CTLR Preferred Stock. As of the date hereof, the Seller holds of record all right, title and interest to One Hundred (100) shares of CTLR Preferred Stock (the “Seller’s CTLR Preferred Stock”).

5. Transfer of Seller’s CTLR Preferred Stock. In lieu of transferring Sixty-Seven (67) shares of CTLR Preferred Stock to CTIMCO prior to the Closing as contemplated by Section 2.1(f) of the Purchase Agreement and in recognition of the transfer prior to the date hereof of the Thirty-Three (33) shares of CTLR Preferred Stock formerly held of record by CTIMCO to the Seller, Seller hereby agrees to assign, transfer and convey Seller’s CTLR Preferred Stock to Assignee upon the Closing.

6. Purchase Price. In light of the assignment and transfer contemplated by Sections 1 and 5 above, respectively, the parties agree that at the Closing (1) Assignee shall pay to the Seller an amount equal to $30,410,893.00 in satisfaction of that portion of the Purchase Price allocable to the Assigned Interests and Seller’s CTLR Preferred Stock otherwise payable by Assignor at the Closing in the absence of this Assignment and (2) Assignor shall pay to the Seller the balance of the Purchase Price after subtracting the portion of the Purchase Price to be paid by Assignee pursuant to clause (1) of this Section 6.

7. Investment Intent. Assignee hereby represents and warrants to Assignor and the Seller that Assignee has knowledge and experience in financial and business matters such that it (i) is capable of evaluating the risks and merits associated with the acquisition of the Assigned Interests and the CTLR Preferred Stock, (ii) is an “accredited investor” as defined in Regulation D as promulgated under the Securities Act and (iii) is acquiring the Assigned Interests and the CTLR Preferred Stock for its own account for investment, with no present intention of making a public distribution thereof. Assignee will not sell or otherwise dispose of the Assigned Interests or the CTLR Preferred Stock in violation of the Securities Act or any state securities Laws.

8. Governing Law. This Assignment shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

9. Counterparts. This Assignment may be executed in counterparts, each of which, when taken together, shall constitute fully executed originals of this Assignment.

[Signature Page Follows]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the date first written above.

ASSIGNOR:

HUSKIES ACQUISITION LLC, a Delaware limited liability company

By:	/s/ Michael Nash
Name:	Michael Nash
Title:	Authorized Signatory

ASSIGNEE:

BLACKSTONE HOLDINGS III L.P., a Delaware limited partnership

By: Blackstone Holdings III GP L.P., its general partner

By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Laurence A. Tosi
Name:	Laurence A. Tosi
Title:	Chief Financial Officer

Acknowledged and Agreed:

CAPITAL TRUST, INC.

By:	/s/ Stephen D. Plavin
Name:	Stephen D. Plavin
Title:	Chief Executive Officer

[Assignment Agreement]